Exhibit 99.1

KYNDRYL REPORTS FIRST QUARTER FISCAL 2026 RESULTS

●	Revenues for the quarter ended June 30, 2025 total $3.74 billion, pretax income is $92 million, and net income is $56 million

●	Adjusted EBITDA is $647 million, adjusted pretax income is $128 million, and adjusted net income is $90 million

●	Kyndryl Consult delivers double-digit revenue growth in the quarter and over the last twelve months
●	Company reaffirms fiscal 2026 outlook for revenue, earnings and free cash flow

NEW YORK, August 4, 2025 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for the quarter ended June 30, 2025, the first quarter of its 2026 fiscal year.

“Our first quarter reflected steady progress across key growth areas of our business, with contributions from Kyndryl Consult, hyperscaler-related activity, scope expansions and productivity gains. Our expertise in mission-critical technology and our unique operational capabilities, including Kyndryl Bridge, are helping customers innovate and creating new growth opportunities for Kyndryl,” said Chairman and Chief Executive Officer Martin Schroeter.

“We continue to focus on providing outstanding, innovative and expanded services to our customers, and on achieving our fiscal 2026 and multi-year objectives. We're also reinvesting in our growth initiatives and returning capital to shareholders through our share repurchase program.”

Results for the Fiscal First Quarter Ended June 30, 2025

For the first quarter, Kyndryl reported revenues of $3.74 billion, up slightly year-over-year on a reported basis and down 2.6% in constant currency. The Company reported pretax income of $92 million, a year-over-year increase of 44% compared to pretax income of $64 million in the prior-year period. Net income was $56 million, or $0.23 per diluted share, in the quarter, compared to net income of $11 million, or $0.05 per diluted share, in the prior-year period. Cash used from operations was $124 million and reflected typical seasonal outflows for the first fiscal quarter.

Adjusted pretax income was $128 million, a 39% increase compared to adjusted pretax income of $92 million in the prior-year period, reflecting contributions from Kyndryl’s three-A initiatives – Alliances, Advanced Delivery and Accounts. Adjusted net income was $90 million, or $0.37 per diluted share, compared to adjusted net income of $31 million, or $0.13 per diluted share, in the prior-year period. Adjusted EBITDA was $647 million, a 16% year-over-year increase. Free cash flow was a use of $222 million in the quarter, reflecting typical seasonal outflows for the first fiscal quarter.

Signings for the trailing twelve months were $18.3 billion, representing a year-over-year increase of 43% over the same period a year earlier.

“We continued to make strategic and financial progress in the quarter, highlighted by our increased earnings and the attractive margins built into our signings. This underscores how Kyndryl Consult and our mission-critical services align with secular trends, address our customers’ evolving technology needs and deliver measurable business outcomes,” said David Wyshner, Kyndryl’s Chief Financial Officer.

Recent Developments

●	Hyperscaler-related revenue – In the first quarter, as part of Kyndryl’s Alliances initiative, the Company generated $400 million in revenue tied to cloud hyperscaler alliances, an 86% year-over-year increase, and is progressing well toward its hyperscaler revenue target of $1.8 billion in fiscal 2026.
●	Strong projected margin on recent signings – In the quarter, the projected pretax margin associated with signings was in the high-single-digit range, in line with recent quarters, demonstrating the Company’s value.
●	Double-digit growth in Kyndryl Consult – In the first quarter, Kyndryl Consult revenues grew 30% year-over-year. Kyndryl Consult signings have grown 36% over the last twelve months.
●	Incremental contribution from three-A’s initiatives – The Company’s Advanced Delivery initiative, focused on AI-enabled automation through our Kyndryl Bridge operating platform, and its Accounts initiative to address relationships with substandard margins continued to drive earnings growth and margin expansion in the quarter.
●	Launched Kyndryl Agentic AI Framework – In July, the Company launched an enterprise-grade agentic AI framework that enables customers to adopt, deploy and scale agentic AI solutions on-premises, in the cloud or in a hybrid IT setting.
●	Share repurchases – The Company repurchased 1.8 million shares of its common stock at a cost of $65 million in the first quarter, under the $300 million share repurchase program authorized in November 2024.

Reaffirms Fiscal Year 2026 Outlook

Kyndryl reaffirms its outlook for its fiscal 2026, which runs from April 2025 to March 2026:

●	Adjusted pretax income of at least $725 million, representing a year-over-year increase of at least $243 million.
●	Adjusted EBITDA margin of approximately 18%, representing a year-over-year increase of approximately 130 basis points.

●	Free cash flow of approximately $550 million, reflecting cash taxes of approximately $175 million.
●	Constant-currency revenue growth of 1%.

Earnings Webcast

Kyndryl’s earnings call for the first fiscal quarter is scheduled to begin at 8:30 a.m. ET on August 5, 2025. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on August 5, 2025. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services, offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives and maintain our capital allocation strategy; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, geopolitical, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of July 2025.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin, net debt, free cash flow and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended June 30,
	2025	2024
Revenues	$3,743	$3,739

Cost of services	$2,947	$2,934
Selling, general and administrative expenses	646	657
Workforce rebalancing charges	25	36
Transaction-related costs	—	20
Interest expense	19	28
Other expense	13	—
Total costs and expenses	$3,651	$3,675

Income before income taxes	$92	$64
Provision for income taxes	36	53
Net income	$56	$11

Earnings per share data
Basic earnings per share	$0.24	$0.05
Diluted earnings per share	0.23	0.05

Weighted-average basic shares outstanding	230.2	230.5
Weighted-average diluted shares outstanding	239.1	235.8

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended June 30,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$911	$986	(8%)	(8%)
Japan	578	569	2%	(6%)
Principal Markets	1,356	1,315	3%	(1%)
Strategic Markets	898	869	3%	3%
Total revenue	$3,743	$3,739	0%	(3%)
Adjusted EBITDA
United States	$196	$133
Japan	115	83
Principal Markets	197	241
Strategic Markets	163	120
Corporate and other	(26)	(21)
Total adjusted EBITDA	$647	$556

	June 30,	March 31,
Balance Sheet Data	2025	2025
Cash and equivalents	$1,462	$1,786
Debt (short-term and long-term)	3,141	3,172

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Three Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$56	$11
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	191	127
Depreciation of right-of-use assets	73	70
Amortization of transition costs and prepaid software	308	310
Amortization of capitalized contract costs	106	107
Amortization of acquisition-related intangible assets	7	7
Stock-based compensation	24	24
Deferred taxes	(10)	17
Net (gain) loss on asset sales and other	—	27
Change in operating assets and liabilities:
Right-of-use assets and liabilities (excluding depreciation)	(88)	(65)
Workforce rebalancing liabilities	3	7
Receivables	46	163
Accounts payable	(269)	(122)
Taxes	27	(9)
Deferred costs (excluding amortization)[1]	(1,381)	(363)
Other assets and other liabilities[1]	781	(358)
Net cash provided by (used in) operating activities	$(124)	$(48)

Cash flows from investing activities:
Capital expenditures	$(143)	$(122)
Proceeds from disposition of property and equipment	45	24
Acquisitions and divestitures, net of cash acquired	1	(46)
Other investing activities, net	22	(22)
Net cash used in investing activities	$(74)	$(166)

Cash flows from financing activities:
Debt repayments	$(36)	$(38)
Common stock repurchases	(62)	—
Common stock repurchases for tax withholdings	(67)	(7)
Other financing activities, net	(5)	(6)
Net cash used in financing activities	$(170)	$(51)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$46	$(17)
Net change in cash, cash equivalents and restricted cash	$(323)	$(281)

Cash, cash equivalents and restricted cash at beginning of period	$1,789	$1,554
Cash, cash equivalents and restricted cash at end of period	$1,466	$1,273

Supplemental data
Income taxes paid, net of refunds received	$67	$54
Interest paid on debt	$39	$40

1 Includes $925 million non-cash offsetting increases in deferred costs and other liabilities related to an extended and amended multi-year software license.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Free Cash Flow is defined as cash flows from operating activities (GAAP), less net capital expenditures. Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses free cash flow and adjusted free cash flow as measures to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe these metrics are useful supplemental financial measures to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free cash flow and adjusted free cash flow are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings to monitor the performance of the business, as a measure of customer engagement and our ability to drive growth.

Reconciliation of net income
to adjusted pretax income,
adjusted EBITDA, adjusted net
income and adjusted EPS	Three Months Ended June 30,
(in millions, except per share amounts)	2025	2024
Net income (GAAP)	$56	$11
Provision for income taxes	36	53
Pretax income (GAAP)	$92	$64
Charges related to ceasing to use leased/fixed assets and lease terminations	—	9
Transaction-related costs	—	20
Stock-based compensation expense	24	24
Amortization of acquisition-related intangible assets	7	7
Other adjustments[1]	5	(32)
Adjusted pretax income (non-GAAP)	$128	$92
Interest expense	19	28
Depreciation of property, equipment and capitalized software	191	127
Amortization of transition costs and prepaid software	308	310
Adjusted EBITDA (non-GAAP)	$647	$556
Net income margin	1.5%	0.3%
Adjusted EBITDA margin	17.3%	14.9%

Adjusted pretax income (non-GAAP)	$128	$92
Provision for income taxes (GAAP)	(36)	(53)
Tax effect of non-GAAP adjustments	(3)	(8)
Adjusted net income (non-GAAP)	$90	$31
Diluted weighted average shares outstanding for calculating adjusted EPS	239.1	235.8

Diluted earnings per share (GAAP)	$0.23	$0.05
Adjusted earnings per share (non-GAAP)	$0.37	$0.13

1 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

Reconciliation of cash flows from operations
to free cash flow and	Three Months Ended June 30,
adjusted free cash flow (in millions)	2025	2024
Cash flows from operating activities (GAAP)	$(124)	$(48)
Less: Net capital expenditures	(97)	(98)
Free cash flow (non-GAAP)	$(222)	$(145)
Plus: Transaction-related payments (benefits)	—	5
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	—	21
Plus: Significant litigation payments	—	4
Plus: Payments related to lease terminations	—	—
Adjusted free cash flow (non-GAAP)	$(222)	$(116)

	Three Months Ended June 30,		Last Twelve Months Ended June 30,
Signings (in billions)	2025	2024	2025	2024
Signings[1]	$3.2	$3.1	$18.3	$12.8

[1]

Signings for the three months ended June 30, 2025 increased by 2%, and 0.3% in constant currency, compared to the three months ended June 30, 2024. Signings for the twelve months ended June 30, 2025 increased by 43%, and 44% in constant currency, compared to the twelve months ended June 30, 2024.